Exhibit 99.1

NEWS RELEASE

April 24, 2003

SCS Transportation Announces First Quarter Earnings per Share of $0.09

(KANSAS CITY, Mo.) – SCS Transportation, Inc. (NASDAQ: SCST), a leading multi-regional trucking transportation company, today reported revenue of $200.1 million in the first quarter of 2003, up 9 percent from $183.5 million in the first quarter of 2002. Operating income was $4.5 million in the quarter, down from $4.9 million a year earlier. Net income in the first quarter of 2003 was $1.3 million, compared with $1.9 million of income before the cumulative effect of the change in accounting for goodwill in the first quarter of 2002. Earnings per share in the first quarter were $0.09, compared to $0.13 per share before the cumulative effect a year earlier.

“Despite the harsh winter weather that was concentrated in several of our core markets and uncertainties about economic growth, our business showed significant signs of strength in the first quarter. Higher less-than-truckload volumes and some stabilizing of pricing produced a revenue increase, exclusive of fuel surcharges, of 5.5 percent,” said Bert Trucksess, chairman, president and chief executive officer of SCS Transportation.

The company also continued to achieve productivity and cost control gains. However, income results were impacted by the severe weather in February, as well as expected increased financing and holding company costs resulting from the September 30, 2002 spin-off. Also, while the overall economy seems to be growing, it is less robust than expected.

“We ended the quarter with a solid balance sheet, approximately $23 million in cash and no borrowings under our revolving credit facility. We believe our financial position gives us the strength and flexibility to take advantage of attractive opportunities,” added Trucksess.

SCS Transportation Announces First-Quarter Earnings

Segment Results

Revenue at Saia was $123.6 million in the quarter, up 7.5 percent from $115.0 million a year earlier. Excluding fuel surcharges, revenue was up 4.2 percent. Despite some weather effects, operating income for Saia was $4.3 million, up 18 percent from $3.6 million a year earlier. Saia’s first-quarter operating ratio was 96.5 percent, an improvement from 96.8 percent a year earlier.

“Saia continues to deliver excellent service for customers combined with efficient cost management,” Trucksess said. “Less-than-truckload volumes grew around 6 percent as Saia improved its density in key markets. While pricing remains competitive, less-than-truckload yields, excluding fuel surcharges, declined only 0.2 percent, an improvement over recent quarter trends.”

At Jevic, first-quarter revenue was $76.5 million, up 11.7 percent from $68.5 million in the first quarter of 2002. Excluding fuel surcharges, revenue per day was up 5.9 percent due to both improved pricing and stronger less-than-truckload volume. Despite significant weather and related effects, Jevic operating income was $1.1 million, compared with operating income of $1.0 million in the prior-year period. Jevic’s first-quarter operating ratio held at 98.6 percent.

“The February weather effects were particularly hard on Jevic, given their concentration in several northeast markets. Despite the disruption, Jevic’s first-quarter revenue growth, excluding fuel surcharge, was its strongest in almost three years. To more efficiently meet increased demand and displace purchased transportation, Jevic is currently increasing its professional driver population by about 4 percent,” Trucksess said.

In addition to operating company results, first-quarter net holding company operating expenses were $0.9 million, comprised of $0.5 million in recurring net holding company expenses plus $0.4 million in non-recurring costs. Holding company operating income was $0.3 million in the first quarter of 2002 and is not indicative of post spin-off operations. First-quarter non-operating expenses, which are primarily interest expense, were $2.3 million, up from $1.4 million in the first quarter of 2002. The net increase is the result of the company’s new capital structure consisting of predominantly longer term fixed-rate instruments versus floating-rate terms with the former parent, partially offset by lower debt balances.

SCS Transportation Announces First-Quarter Earnings

Outlook

As forward-looking guidance, management expects 2003 earnings per share to approximate analyst consensus estimates of $0.97 for the year and $0.25 for the second quarter. These estimates are based on actual first-quarter results, company specific trends and initiatives, and revised assumptions for the U.S. economy that, while still positive, reflect lower rates of growth for 2003 than prior assumptions.

Conference Call

SCS Transportation will hold its quarterly conference call on Thursday, April 24, 2003, at 10 a.m. Eastern Time (9 a.m. Central Time). To participate, please dial 1-800-275-8866 or dial 1-706-634-4936 for international calls. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the company’s web site at www.scstransportation.com and will be archived on the site. A replay of the call will also be available two hours after the completion of the call through May 1, 2003. The replay is available by dialing 1-800-642-1687 and using conference code 9468624.

SCS Transportation, Inc. (NASDAQ: SCST) is a leading transportation company providing regional and interregional less-than-truckload and selected truckload service solutions to more than 71,000 customers across the United States. Its operating subsidiaries are Saia, based in Duluth, Ga.; and Jevic, based in Delanco, N.J. Headquartered in Kansas City, Mo., SCST has approximately 7,500 employees nationwide.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words or expressions are intended to identify forward-looking statements. We use such forward-looking statements regarding our future financial condition and results of operations and our business operations in this release. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to, general economic conditions; labor relations; governmental regulations; inclement weather; competitive initiatives and

SCS Transportation Announces First-Quarter Earnings

pricing pressures; self-insurance claims and other expense volatility; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC public filings.

INVESTOR CONTACT:	Greg Drown SCS Transportation, Inc. 816-714-5906 gdrown@scstransportation.com

MEDIA CONTACT:	Dick Johnson Johnson Strategic Communications Inc. 913-649-8885 dick@johnsonstrategic.com

# # #

SCS Transportation, Inc. and Subsidiaries
Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	MARCH 31,	DECEMBER 31,
	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,135	$21,872
Accounts receivable	94,410	86,908
Prepaid expenses and other	34,685	30,709

Total current assets	152,230	139,489
PROPERTY AND EQUIPMENT:
Cost	483,144	487,803
Less: Accumulated depreciation	206,274	200,645

Net property and equipment	276,870	287,158
GOODWILL AND OTHER ASSETS	17,358	17,696

Total assets	$446,458	$444,343

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and checks outstanding	$28,273	$26,009
Wages and employees’ benefits	27,985	27,870
Other current liabilities	28,267	30,682

Total current liabilities	84,525	84,561
OTHER LIABILITIES:
Long-term debt	116,435	116,410
Deferred income taxes	54,087	54,087
Claims, insurance and other	15,992	15,008

Total other liabilities	186,514	185,505
SHAREHOLDERS’ EQUITY:
Common stock	15	15
Additional paid-in capital	201,033	200,611
Deferred compensation trust	(606)	—
Retained earnings (deficit)	(25,023)	(26,349)

Total shareholders’ equity	175,419	174,277

Total liabilities and shareholders’ equity	$446,458	$444,343

SCS Transportation, Inc. and Subsidiaries
Consolidated Statements of Operations
For The Quarter Ended March 31, 2003 and 2002
(Amounts in thousands, except per share data)
(Unaudited)

	First Quarter

	2003	2002

OPERATING REVENUE	$200,110	$183,538
OPERATING EXPENSES:
Salaries, wages and employees’ benefits	113,144	106,101
Purchased transportation	19,116	17,673
Operating expenses and supplies	37,815	30,390
Operating taxes and licenses	8,051	7,668
Claims and insurance	6,636	5,305
Depreciation and amortization	10,855	11,251
Operating (gains) and losses	(23)	265

Total operating expenses	195,594	178,653

OPERATING INCOME	4,516	4,885
NONOPERATING EXPENSES:
Interest expense	2,291	1,393
Other, net	(34)	(15)

Nonoperating expenses, net	2,257	1,378
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	2,259	3,507
Income tax provision	933	1,580

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	1,326	1,927
Cumulative effect of change in accounting for goodwill	—	(75,175)

NET INCOME (LOSS)	$1,326	$(73,248)

Average common shares outstanding — basic*	14,685	14,565

Average common shares outstanding — diluted*	15,094	14,565

Basic earnings (loss) per share:
Before cumulative effect of accounting change	$0.09	$0.13
Cumulative effect of change in accounting for goodwill	—	(5.16)

Net income (loss)	$0.09	$(5.03)

Diluted earnings (loss) per share:
Before cumulative effect of accounting change	$0.09	$0.13
Cumulative effect of change in accounting for goodwill	—	(5.16)

Net income (loss)	$0.09	$(5.03)

*	2002 Shares represent SCS Transportation shares distributed on September 30, 2002

SCS Transportation, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the quarter ended March 31, 2003 and 2002
(Amounts in thousands)
(Unaudited)

	FIRST QUARTER

	2003	2002

OPERATING ACTIVITIES:
Net cash from (used in) operating activities	$2,719	$(1,130)
INVESTING ACTIVITIES:
Acquisition of property and equipment	(3,567)	(3,039)
Proceeds from disposal of property and equipment	1,815	1,764

Net cash used in investing activities	(1,752)	(1,275)
FINANCING ACTIVITIES:
Net repayment of long-term debt	—	(418)
Proceeds from stock option exercises	296	—
Net change in Notes to former Parent	—	3,480

Net cash from financing activities	296	3,062

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,263	657
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	21,872	1,480

CASH AND CASH EQUIVALENTS, END OF PERIOD	$23,135	$2,137

Saia Motor Freight Line, Inc.
Financial Information
For the Quarter Ended March 31, 2003 and 2002
(Amounts in thousands)

	First Quarter
			%
	2003	2002	Change

Operating revenue (excluding fuel surcharge)	118,575	113,777	4.2
Operating revenue	123,611	115,028	7.5
Operating income	4,299	3,641
Operating ratio	96.5	96.8

					First Quarter

		First Quarter			Amount/Workday
				%			%
		2003	2002	Change	2003	2002	Change

Workdays					63	63
F/S Revenue	LTL	114,295	105,230	8.6	1,814.2	1,670.3	8.6
	TL	9,316	9,798	(4.9)	147.9	155.5	(4.9)
	Total	123,611	115,028	7.5	1,962.1	1,825.8	7.5

Revenue excluding	LTL	114,680	105,378	8.8	1,820.3	1,672.7	8.8
revenue recognition	TL	9,347	9,812	(4.7)	148.4	155.7	(4.7)
adjustment	Total	124,027	115,190	7.7	1,968.7	1,828.4	7.7

Tonnage	LTL	575	545	5.6	9.13	8.65	5.6
	TL	127	134	(5.4)	2.02	2.13	(5.4)
	Total	702	679	3.4	11.15	10.78	3.4

Shipments	LTL	1,090	1,027	6.1	17.30	16.31	6.1
	TL	16	16	1.9	0.26	0.26	1.9
	Total	1,106	1,043	6.0	17.56	16.57	6.0

Revenue/cwt	LTL	9.97	9.67	3.1
	TL	3.67	3.65	0.7
	Total	8.83	8.48	4.1

Revenue/cwt	LTL	9.54	9.56	(0.2)
(excluding fuel surcharge)	TL	3.64	3.64	0.0
	Total	8.47	8.39	1.0

Revenue/shipment	LTL	105.20	102.58	2.6
	TL	570.39	609.90	(6.5)
	Total	112.09	110.40	1.5

Pounds/shipment	LTL	1,055	1,061	(0.5)
	TL	15,534	16,719	(7.1)
	Total	1,270	1,302	(2.5)

Jevic Transportation, Inc.
Financial Information
For the Quarter Ended March 31, 2003 and 2002
(Amounts in thousands)

	First Quarter
			%
	2003	2002	Change

Operating revenue (excluding fuel surcharge)	73,202	68,017	7.6
Operating revenue	76,499	68,510	11.7
Operating income	1,104	968
Operating ratio	98.6	98.6

					First Quarter

		First Quarter			Amount/Workday
				%			%
		2003	2002	Change	2003	2002	Change

Workdays					63	62
F/S Revenue	LTL	50,577	45,002	12.4	802.8	725.8	10.6
	TL	23,475	22,495	4.4	372.6	362.8	2.7
	Other	2,447	1,013	141.6	38.8	16.3	137.7
	Total	76,499	68,510	11.7	1,214.2	1,104.9	9.9

Revenue excluding	LTL	50,926	45,049	13.0	808.3	726.6	11.3
revenue recognition	TL	23,635	22,521	4.9	375.2	363.2	3.3
adjustment	Other	2,447	1,013	141.5	38.8	16.3	137.7
	Total	77,008	68,583	12.3	1,222.3	1,106.1	10.5

Tonnage	LTL	265	249	6.5	4.21	4.02	4.8
	TL	286	295	(3.0)	4.55	4.76	(4.5)
	Total	551	544	1.3	8.76	8.78	(0.3)

Shipments	LTL	225	209	8.5	3.57	3.36	6.7
	TL	34	33	1.3	0.54	0.54	(0.3)
	Total	259	242	7.5	4.11	3.90	5.8

Revenue/cwt	LTL	9.61	9.05	6.2
	TL	4.13	3.81	8.2
	Total	6.76	6.21	8.9

Revenue/cwt	LTL	9.18	8.98	2.2
(excl. fuel surcharge)	TL	3.94	3.79	4.1
	Total	6.46	6.16	4.8

Revenue/shipment	LTL	226.25	216.03	4.7
	TL	700.69	673.07	4.1
	Total	288.09	279.23	3.2

Pounds/shipment	LTL	2,355	2,399	(1.8)
	TL	16,984	17,732	(4.2)
	Total	4,261	4,519	(5.7)